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                            STOCKHOLDERS AGREEMENT

                  AGREEMENT made this 29th day of December, 1987, by and between PHILIPP BROTHERS CHEMICALS, INC., a New York corporation (the "Corporation") and the following stockholders of the Corporation:

                  CHARLES H. BENDHEIM ("CHB"), owner of 6,300 shares of Class A capital stock of the Corporation;

                  JACK C. BENDHEIM ("JCB"), owner of 5,670 shares of Class B and 6,300 shares of Class C capital stock of the Corporation; and

                  MARVIN S. SUSSMAN ("MSS"), owner of 630 shares of Class B capital stock of the Corporation.


                                  WITNESSETH:


                  WHEREAS, the parties desire to provide for certain rights and obligations with respect to the shares of Class B capital stock of the Corporation now owned, or hereafter acquired by MSS;

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained, IT IS AGREED AS FOLLOWS:

         1. A. Subject to paragraph "6" hereof, MSS agrees that he will not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of any shares of Class B capital stock of the Corporation now owned, or hereafter acquired, without first offering (by written notice to the Corporation) to sell to the Corporation all such shares of Class B capital stock then owned by him.

            B. If any such offer of sale shall be made, the Corporation shall have the option to accept the same by written notice to the offeror within thirty (30) days after receipt of such offer. The determination as to whether the Corporation shall exercise the said option to accept any offer of sale shall be made at the election of the holders of the Class A and Class C capital stock, by written notice to the Corporation and the offeror.

            C. If any such offer of sale shall be accepted by the Corporation, the price of the shares to be sold shall be the agreed value thereof as at the end of the month in which such offer of sale was made, as determined under paragraph "8" hereof, and such price shall be paid as provided in paragraph "9" hereof.

            D. If the Corporation shall not accept any such offer of sale, then the offeror shall have the right to dispose of such shares without restriction.

         2. A. Subject to paragraph "6" hereof, MSS shall have the right, at any time, by written notice to the Corporation, to sell to the Corporation and the Corporation shall purchase from him all (but not less than all) shares of Class B capital stock of the corporation now owned or hereafter acquired by him.

            B. In the event of such sale, the price shall be the agreed value thereof as at the end of the month in which written notice of such sale was received by the Corporation, as determined under paragraph "8" hereof and such price shall be paid as provided in paragraph "9" hereof.

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         3. A. Subject to paragraph "6" hereof, in the event MSS shall become permanently disabled (as hereinafter defined), then on the date thirty (30) days following the first anniversary on the commencement of such disability, MSS shall sell and the Corporation shall purchase from him all shares of Class B capital stock of the corporation then owned by him.

            B. Upon any such sale, the price of the shares to be sold shall be the value thereof as at the end of the month in which such disability shall have commenced, as determined under paragraph "8" hereof "valuation date" and such price shall be paid as provided in paragraph "9" hereof.

            C. For the purposes of this agreement, the term "permanently disabled" shall mean any physical or mental condition (i) which renders MSS incapable of performing the duties pertaining to his employment by the Corporation, (ii) which shall have endured for a period of at least twelve
(12) consecutive months, and (iii) which may reasonably be expected to be permanent. In determining the nature, extent and continuation of such disability, the Corporation may select a physician to examine MSS, and render to the Corporation a medical opinion. The final determination of whether or not MSS is deemed to be permanently disabled hereunder shall be made by CHB and JCB on the basis of all the evidence available.

         4. A. Subject to paragraph "6" hereof, upon the death of MSS his personal representatives shall sell to the Corporation, and the Corporation shall purchase from them, all of the shares of Class B capital stock owned by MSS at the time of his death.

            B. Upon any such sale, the price of the shares to be sold shall be the value thereof as at the end of the month in which MSS's death shall occur, as determined under paragraph "8" hereof, and such price shall be paid as provided in paragraph "9" hereof.

         5. A. Subject to paragraph "6" hereof, in the event MSS's employment by the Corporation and all of its subsidiary or affiliated corporations shall be terminated, for any reason whatsoever, MSS shall forthwith sell to the Corporation, and the Corporation shall purchase from him, all of the shares of Class B capital stock owned by MSS at the time of such termination.

            B. Upon any such sale, the price of the shares to be sold shall be the value thereof as at the end of the month in which MSS's employment shall terminate, as determined under paragraph "8" hereof, and such price shall be paid as provided in paragraph "9" hereof. Provided, however, that in the event that within a period of eighteen (18) months following the termination of MSS's employment, the Corporation shall enter into an agreement to be sold (whether by merger, sale of all or substantially all of its assets, or otherwise), the price of the shares sold hereunder shall be adjusted to equal the price which MSS would have received for such shares had he owned them at the time the Corporation is sold pursuant to such agreement.

         6. MSS has executed an Assumption Agreement of even date herewith (a copy of which is annexed hereto) in which he has agreed to be bound by certain of the terms and conditions of a Shareholders Agreement of the Corporation dated December 7, 1984, which provides, inter alia, that after the death of Charles H. Bendheim, all shares of Class B stock of the Corporation will be deposited in escrow to secure certain payments to be made by the Corporation to the holders of its preferred stock. Accordingly, notwithstanding the rights granted to MSS pursuant to paragraphs "1", "2", "3", "4" and "5" hereof, MSS agrees that after the death of Charles H. Bendheim, he (or his personal representatives) will not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of any shares of Class B capital stock of the Corporation, except for depositing such shares in escrow pursuant to subparagraph "8" of said Shareholders Agreement dated December 7, 1984, until payment in full has been made by the Corporation of all amounts payable to such preferred shareholders pursuant to paragraph "8" of the said Shareholders Agreement dated December 7, 1984.

         7. A. In the event that JCB shall die before December 7, 1989 and CHB shall then survive, then

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immediately following JCB's death, MSS shall exchange all shares of Class B capital stock of the Corporation then owned by him for an equal number of shares of Class D capital stock of the Corporation. Such exchange shall be made by MSS delivering all his Class B shares to the Corporation, duly endorsed in blank for transfer, within twenty (20) days after the death of JCB, and pending such delivery, such Class B shares shall be deemed to have been exchanged for Class D shares.

            B. Following the exchange of MSS's Class B shares for Class D shares as hereinabove provided, all of the provisions of this agreement that refer to Class B shares owned by MSS shall thereafter apply to Class D shares owned by MSS with like force and effect.

         8. The price payable upon any sale pursuant to paragraphs "1", "2", "3", "4" and "5" hereof, of any shares of Class B capital stock of the Corporation shall be the agreed value thereof. The agreed value shall be such amount as shall have been last fixed by the holders of all of the outstanding shares of Class A and Class C capital stock prior to the valuation date applicable to any such sale, pursuant to paragraph "5" of the Shareholders Agreement dated December 7, 1984, a copy of which is annexed hereto. MSS agrees that the determination of such value shall be made by the holders of Class A and Class C capital stock without his participation. However, each time such value is fixed, MSS shall be furnished with a copy thereof. The
Class A and Class C stockholders agree that in determining such value, (i) as at the end of any fiscal year of the Corporation prior to December 7, 1989, they shall not reduce the value last fixed by an amount greater than 20% of the reduction (if any) in the book value of the Corporation from the end of the Corporation's prior fiscal year to the end of its current fiscal year; and
(ii) as at the end of any fiscal year of the Corporation after December 7, 1989, such value shall be equal to the book value of the Corporation. For purposes of this provision, the term "book value" shall have the same meaning as set forth in paragraph "2.D" of the Shareholders Agreement dated December
7, 1984.

         9. Upon any sale to the Corporation of any shares of its Class B capital stock pursuant to this agreement, the purchase price shall be paid to the Seller as follows:

               A. One-fourth (1/4) of the said purchase price shall be paid in cash three (3) months after the valuation date applicable upon such sale, except that any life insurance proceeds shall be applied as hereinafter provided.

               B. The balance of the purchase price shall be paid nine (9) months after the valuation date applicable upon such sale, without interest.

               C. The proceeds of any life insurance which shall be received by the Corporation on the death of MSS shall be applied by the Corporation in payment of the purchase price not later than ten (10) days after such proceeds are received by the Corporation. Any balance of the proceeds of insurance in excess of the purchase price shall be retained by the Corporation for its corporate purposes.

         10. A. The Corporation shall have the right to procure and maintain insurance on the life of MSS in an amount equal to the agreed value of the Class B shares owned by MSS as fixed from time to time by the Capital Stockholders pursuant to paragraph "9" hereof, and to pay premiums therefor so long as MSS shall live and continue to own any shares of the Corporation. So long as the Corporation shall own and maintain the said insurance, the Corporation shall be designated as the beneficiary thereof.

               B. Upon any sale by MSS of all of the shares of Class B capital stock then owned by him, MSS shall have the option, provided that he shall have given written notice to the Corporation of his intention to exercise the same within fifteen (15) days prior to the consummation of such sale, to acquire from the Corporation, and, in the event that he shall have given such notice, the Corporation shall assign to him all of the policies of insurance owned and maintained by the Corporation on his life. In the event that such notice shall be given, the Corporation shall execute and deliver to MSS, at the time of such sale, the said policies of insurance on his life,

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subject to any loans outstanding against such policies, and any and all instruments required to effectuate the assignment thereof to him, and he shall pay to the Corporation an amount equal to the then cash surrender value (net of any loans outstanding) of the said policies against the delivery of the said policies and instruments of assignment.

         11. The parties agree to make, execute and deliver any and all papers, instruments and documents, and to do any and all acts, deed and things, which may be necessary or proper to carry out the provisions of this Agreement, or to effectuate the purposes thereof.

         12. All written notices provided for herein shall be deemed sufficient if served personally or by registered mail, addressed to the Corporation at its principal place of business, or to any other party, at his address appearing on the stock book of the Corporation.

         13. If the then surplus of the Corporation shall be insufficient to permit the Corporation to pay out of surplus any amount which shall be required to be paid by the Corporation, in cash, on any such sale, then the undersigned Class A, B and C stockholders agree to cause the Corporation, and the Corporation agrees, to reduce its capital and create sufficient surplus to enable the Corporation to pay any such amount out of surplus.

         14. All certificates representing any shares of Class B capital stock of the Corporation now owned, or at any time hereafter acquired by MSS, shall be endorsed with the following legend:

               This certificate, and the ownership thereof, shall be subject to all of the terms and conditions of (i) a certain Agreement in writing, bearing date the 29th day of December, 1987, made and entered into by and between the Corporation, Charles H. Bendheim, Jack C. Bendheim and Marvin S. Sussman; and
(ii) a certain Agreement in writing, bearing date the 7th day of December, 1984, made and entered into by and between the Corporation and certain of its then shareholders.

         15. This Agreement contains all of the terms and conditions agreed upon by the parties with respect to the matters herein provided for, and none of the parties shall be bound by any representations, warranties, covenants or conditions with respect thereto not expressly set forth herein. No modification of this Agreement shall be binding, unless the same shall be in writing, and signed by the parties.

         16. This Agreement shall inure to the benefit of, and shall bind, the respective personal representatives, successors and assigns of the parties.

         17. The certain Shareholders Agreement in writing dated December 7, 1984 between the Corporation and certain of its shareholders shall remain in full force and effect.

         18. This Agreement shal1 be governed, construed and interpreted according to the laws of the State of New York.

               IN WITNESS WHEREOF, the parties hereto have signed and sealed these presents the day and year first above written.

PHILIPP BROTHERS CHEMICALS, INC.

By:  /s/ Charles H. Bendheim
     -----------------------
Charles H. Bendheim, President

/s/ Charles H. Bendheim
-----------------------
Charles H. Bendheim

/s/ Jack C. Bendheim
--------------------
Jack C. Bendheim

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/s/ Marvin S. Sussman
---------------------
Marvin S. Sussman